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                                                                       EXHIBIT 9

                             THE TURNER CORPORATION

                      NON-QUALIFIED STOCK OPTION AGREEMENT

No. of Shares: 100,000                                  Grant Date: June 9, 1999

          This is to confirm that The Turner Corporation (the "Company") has granted Thomas C. Leppert ("you") the right and option (the "Option") under The Turner Corporation 1998 Stock Incentive Plan (the "Plan") to purchase up to 100,000 shares (the "Shares") of common stock, par value $1.00 per share, of the Company, on the principal terms set forth herein. This Agreement shall be construed in accordance with and subject to the provisions of the Plan and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

          1. When Option can be Exercised. The Option will vest and become exercisable subject to the vesting schedule enclosed and the Option will expire at 5:00 P.M., New York City time on June 9, 2009, (the "Expiration Time"), unless the Option terminates earlier as provided in Section 4 of this Agreement. The Option will terminate at the Expiration Time, if it has not terminated before that; provided, however, that the Option may, upon your death, be later exercised for up to one (1) year following the date of your death if such death occurs prior to the tenth anniversary of the date of this Agreement. The Option will become immediately exercisable in full upon a Change in Control of the Company (as defined in the Plan) or upon your death, in either case if it occurs while you are employed by the Company, even if such event occurs before the exercise dates stated in the attached schedule. The Option is not intended to qualify as an Incentive Stock Option within the meaning of Section 422 of the Code.

          2. Exercise Price. The price at which you are entitled to purchase Shares upon exercise of the Option will be $17.375 per share.

          3. How to Exercise the Option. To exercise an option please refer to the enclosed letter from Sara J. Gozo regarding specific instructions on the procedure for exercising stock options and to the attached memo from D. G. Sleeman on Outsourcing of Plan Administration for opening an account with Merrill Lynch and exercising an option.

          4. Termination of Option. The Option shall terminate on June 9, 2009 which is the tenth anniversary of the date the Option is granted (or if later, the first anniversary of the date of your death if such death occurs prior to such tenth anniversary), unless terminated earlier as follows:
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         (i) If your employment is terminated by the Company for any reason other than Disability, death, Cause or Retirement, or if the Committee determines, in its Discretion, that circumstances justify continued exercise of Options, you may for a period of three (3) months after such termination exercise your Option to the extent, and only to the extent, that such Option or portion thereof was vested and exercisable as of the date of such termination, after which time the Option shall automatically terminate in full.

         (ii) If your employment is terminated by reason of Disability, you may, for a period of twelve (12) months after such termination, exercise your Option to the extent, and only to the extent, that such Option or portion thereof was vested and exercisable, as of the date of such termination, after which time the Option shall automatically terminate in full.

         (iii) If your employment is terminated by reason of Retirement, (as defined below), you may for a period of three (3) months after such termination exercise your Option to the extent, and only to the extent, that such Option or portion thereof was vested and exercisable as of the date of such termination, after which the Option shall terminate in full. "Retirement" means your termination from employment by reason of your fulfillment of the requirements for a normal, early or disability retirement pension, as determined by the Committee in its discretion.

         (iv) If your employment is terminated by the Company for Cause the Option granted to you hereunder shall immediately terminate in full.

         (v) If your employment is terminated by reason of death, the Option shall become immediately and fully exercisable and the Option may be exercised at any time within twelve (12) months after your death by the person or persons to whom such rights under the Option shall pass by will, or by the laws of descent or distribution, after which time the Option shall terminate in full. If you die within three (3) months of termination described in paragraph (i) or
(iii) above, or within twelve (12) months after a termination described in paragraph (ii) above, the Option granted to you may be exercised at any time within twelve (12) months after your death by the person or persons to whom such rights under the Option shall pass by will, or by the laws of descent and distribution, after which time the Option shall terminate in full, provided that an Option may be exercised only to the extent it was exercisable on the date of death or earlier termination of your employment.

         (vi) The Option, to the extent it is not vested and exercisable on the date of your termination of employment or does not become vested and exercisable upon your termination of employment, shall terminate immediately upon your termination of employment with the Company for any reason.

         (vii) Notwithstanding the foregoing, in the event your employment with the Company terminates following a Change in Control, the Option shall remain exercisable until the earlier of the first anniversary of the termination of your employment or the expiration of the stated term of the Option, but in no such event earlier than provided in the preceding provisions of this Section 4.

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     5.   Prohibition against Assignments. During your lifetime, the Option may be exercised only by you, or by your guardian or legal representative if you become unable to act. After your death, the Option may be exercised by the executor of your estate or personal representative, or by the persons to whom the right to exercise the Option has passed by will or through the laws of descent and distribution. The Option may not be assigned, pledged or hypothecated in any way, may not be subject to execution by a creditor or any other person and may not be transferred other than by will or the laws of descent and distribution. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option which is not specifically permitted by the Plan will be void. Notwithstanding the foregoing, the Option may be transferred to members of your immediate family, to trusts solely for the benefit of your immediate family members and to partnerships in which such family members and/or trusts are the only partners. For this purpose, immediate family means your spouse, parents, children, stepchildren and grandchildren and the spouses of such parents, children, stepchildren and grandchildren.

     6. Not a Stockholder. You shall not be deemed to be the holder of, or have any of the rights of a holder with respect to any Shares subject to the Option until (i) the Option has been exercised pursuant to the terms of this Agreement and you have paid the full purchase price for the number of Shares in respect of which the Option was exercised, (ii) the Company has issued and delivered the Shares to you, and (iii) your name has been entered as a stockholder of record on the books of the Company, whereupon you shall have full voting and other ownership rights with respect to such Shares.

     7. No Guarantee of Employment. The fact that you have been granted an Option will not give you any right to continue in the employ of the Company, or will interfere with or restrict any right the Company may have to discharge you as an employee.

     8. Compliance with Securities Laws. The Company's obligation to issue Shares to you upon exercise of the Option is subject to the condition that the issuance of the Shares will be in compliance with the Securities Act of 1933, as amended, and all other applicable laws and regulations, and that the stock you will be purchasing by exercising the Option will have been authorized for listing on The New York Stock Exchange (or any other securities exchange on which the Company's common stock is listed).

     9. Adjustments. In the event of a Change in Capitalization, the number and class of Shares subject to the Option and the exercise price may be adjusted as provided in the Plan.

     10. Withholding of Taxes. If the Company is required to pay withholding tax because of the exercise of the Option, the Company may (i) withhold Shares of common stock purchased by exercising the Option, such Shares having an aggregate Fair Market Value equal to the withholding taxes, or (ii) require payment to the Company of a sum equal to the sum the Company must withhold before the Company will issue stock as a result of exercising the Option. If you make an election under Section 83(b) of the Internal Revenue Code in connection with your exercise of the Option, you must notify the Company of that fact.


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          11.  Plan Controls. If there is any inconsistency between the terms of the Plan and the terms of this Agreement, the terms of the Plan will control. The Committee which administers the Plan will have authority to interpret the Plan and this Agreement. You hereby acknowledge receipt of a copy of the Plan and agree to be bound by all the terms and provisions thereof. Any determination made hereunder shall be final, binding and conclusive on you and the Company for all purposes.

          12. Amendments. The Board of Directors of the Company may at any time modify the Plan. However, no modification or amendment of the Plan will affect your rights as the holder of this Option without your consent.

          13. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to the conflicts of laws principles thereof.

                                                  THE TURNER CORPORATION



                                                  By /s/ Sara J. Gozo
                                                     ____________________


/s/ Thomas C. Leppert     7/26/99
_____________________     ________
Receipt Acknowledged      Date


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                                VESTING SCHEDULE

1998 STOCK OPTION PLAN

June 9, 2000   25,000 shares
June 9, 2001   25,000 shares
June 9, 2002   25,000 shares
June 9, 2003   25,000 shares
               ------
              100,000 shares